Exhibit 99.1
NEWS RELEASE – HOLD for release, 3 May 2023

Tellurian reports first quarter 2023 results

HOUSTON, Texas – (BUSINESS WIRE) May 3, 2023 -- Tellurian Inc. (Tellurian or the Company) (NYSE American: TELL) continued making progress on Driftwood LNG phase one construction, added to natural gas acreage, production and sales, and repaid $166.7 million in principal balance of borrowing obligations in the first quarter 2023. Subsequent to the quarter end, Tellurian also advanced Driftwood project funding through the execution of a $1.0 billion sale and leaseback letter of intent.

President and CEO Octávio Simões said, “Tellurian continues to add value through natural gas production and sales and the construction of Driftwood LNG. With our development contributions and taking into account the land sale and leaseback contemplated by our recent LOI, we have invested or received commitments for nearly $2 billion of the project costs, and we continue discussions with partners who want to join us in delivering much needed liquefied natural gas to the world. Tellurian is focused on delivering long-term returns to shareholders, and this mindset sets the tone for commercial negotiations, bank debt arrangements and equity investor discussions.”

Upstream segment results

	Three Months End March 31, 2023	Three Months End March 31, 2022
Net production	19.3 Bcf	6.1 Bcf
Revenue	$50.9 million	$26.0 million
Operating (loss) profit	$(2.9) million	$4.6 million
Adjusted EBITDA*	$29.8 million	$14.0 million

Operating activities
Tellurian produced 19.3 billion cubic feet (Bcf) of natural gas for the quarter ended March 31, 2023, as compared to 6.1 Bcf for the same period of 2022. As of March 31, 2023, Tellurian’s natural gas assets included 30,915 net acres and interests in 152 producing wells.

Consolidated financial results
Tellurian generated approximately $50.9 million in revenues from natural gas sales in the first quarter of 2023, driven by increased production volumes, partially offset by decreased realized natural gas prices, compared to $26.0 million in the first quarter of 2022. Tellurian reported a net loss of approximately $27.5 million, or $0.05 per share (basic and diluted), for the quarter ended March 31, 2023, compared to a net loss of $66.6 million, or $0.14 per share (basic and diluted), for the same period of 2022.

As of March 31, 2023, Tellurian had approximately $1.3 billion in total assets, including approximately
$150.0 million of cash and cash equivalents.

* Non-GAAP measure – see the end of this press release for a definition and a reconciliation to the most comparable GAAP measure.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

About Tellurian Inc.

Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG marketing and trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the NYSE American under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

Tellurian will post a video by Executive Chairman Charif Souki on its website shortly following the issuance of this release.

2022 ESG Summary
Tellurian has published its 2022 ESG Summary, available on the Company's website. Aligned with the Sustainability Accountability Standards Board (SASB) framework, the summary highlights Tellurian’s environmental metrics, stakeholder engagement in Louisiana, and governance practices. Interested parties are encouraged to review the document for insights into Tellurian’s commitment to sustainability.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward- looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood LNG project, and development, construction and financing activities. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2022, filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 22, 2023, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that Upstream segment Adjusted EBITDA may provide financial statement users with additional meaningful comparisons between current results and the results of the Company’s peers and of prior periods.

Upstream segment Adjusted EBITDA excludes certain charges or expenditures. Upstream segment Adjusted EBITDA is a supplemental measure of performance and should not be viewed as a substitute for any GAAP measure.

Management presents Upstream segment Adjusted EBITDA because (i) it is consistent with the manner in which the Company’s position and performance are measured relative to the position and performance of its peers and (ii) it is more comparable to earnings estimates provided by securities analysts.

Upstream segment Adjusted EBITDA (in thousands):
	Three Months Ended March 31,
	2023	2022
Upstream segment operating (loss) profit	$(2,987)	$4,596
Add back:
Depreciation, depletion and amortization	$21,492	$3,923
Allocated corporate general and administrative	$11,294	$5,494
Upstream segment Adjusted EBITDA	$29,799	$14,013

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com